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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of report (date of earliest event reported):
                          July 27, 2005 (July 21, 2005)



                         FASTFUNDS FINANCIAL CORPORATION

               (Exact name of registrant as specified in charter)




          Nevada                      333-1026D                87-0425514
(State or other jurisdiction    (Commission file number)      (IRS employer
of incorporation)                                         identification number)



                       11100 Wayzata Boulevard, Suite 111
                              Minnetonka, MN 55305
               (Address of principal executive offices, zip code)

       Registrant's telephone number, including area code: (952) 541-0455

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     Effective July 21, 2005, Chex Services, Inc., the wholly owned operating subsidiary of FastFunds Financial Corporation ("Chex"), Equitex, Inc. ("Equitex"), and Money Centers of America, Inc. (f/k/a iGames Entertainment, Inc.) ("Money Centers") entered into a Settlement Agreement and Mutual Release (the "Settlement Agreement") pursuant to which the parties agreed to resolve all pending litigation between them and release all claims related to such litigation. The subject litigation is described in the registrant's 8-K, filed April 1, 2004. No party to the Settlement Agreement admitted any wrongdoing or liability related to the litigation. The litigation was dismissed with prejudice by the Court on July 22, 2005.

     Under the Settlement Agreement, Money Centers agreed to pay Chex $500,000 within 60 days of the later of July 21, 2005 or the approval of the Settlement Agreement by Chex's board of directors. Chex's board of directors had previously approved the Settlement Agreement on July 19, 2005. To secure its obligations under the Settlement Agreement, Money Centers entered into a Security Agreement with Chex and Equitex pursuant to which Money Centers granted Chex and Equitex a junior security interest in substantially all of the assets of Money Centers. In addition, Money Centers agreed to deliver to the registrant a contingent warrant to purchase up to 500,000 shares of common stock of Money Centers at a purchase price of $0.50 per share. The warrant is not exercisable until Money Centers shall have achieved $1,000,000 in net income during a fiscal year.

     The registrant, Chex and Equitex are parties to an Indemnification Agreement dated April 14, 2004 (the "Indemnification Agreement"), pursuant to which Equitex agreed to indemnify Chex and the registrant from all losses resulting from the litigation that was the subject of the Settlement Agreement. The registrant, Chex and Equitex are currently involved in discussions about the manner in which Equitex will satisfy its obligations under the Indemnification Agreement that have arisen by virtue of the litigation settlement.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       FASTFUNDS FINANCIAL CORPORATION


Date:  July 27, 2005                   By:      /s/  Ijaz Anwar
                                          -----------------------------
                                          Ijaz Anwar, Chief Operating
                                           and Financial Officer


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